Exhibit 99.1

news release Media Hotline: 1-888-326-6694 Consumer Resource Center: 1-800-732-6643

Contact:	Chuck Greener	Janis Smith
	202-752-2616	202-752-6673
Number:	4079a
Date:	August 16, 2007
FANNIE MAE FILES 2006 10-K WITH THE SEC
WASHINGTON, DC — Fannie Mae (FNM/NYSE) today filed its 2006 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (SEC), reporting annual net income of $4.1 billion in 2006, and diluted earnings per share (EPS) of $3.65. The company also reaffirmed that it expects to file its annual financial statements with the SEC on a current basis by the end of February 2008.
Summary of 2006 Results
▪	Net income declined to $4.1 billion, compared with $6.3 billion in 2005

▪	Drivers include lower net interest income and higher administrative expenses

▪	Diluted earnings per share (EPS) declined to $3.65 per share, compared with $6.01 per share in 2005

▪	Stockholders’ equity increased to $41.5 billion compared with $39.3 billion in 2005

▪	Core capital grew to $42.0 billion, $3.8 billion above required 30 percent capital surplus

▪	Estimated fair value of net assets (a non-GAAP measure) was $42.9 billion at year-end 2006, compared with $42.2 billion at year-end 2005

▪	Mortgage credit book of business grew to $2.5 trillion, up 7.2 percent from 2005

▪	Market share of single-family mortgage–related securities issuance increased in each quarter of 2006, reaching 24.7 percent in the 4th quarter

▪	Dividend pay-out ratio to common shareholders increased to 32.4 percent from 17.2 percent in 2005
“Looking back, 2006 was a rebuilding year, with the completion of the restatement and the remediation of many operational, regulatory and accounting issues,” President and Chief Executive Officer Daniel H. Mudd stated. “But it was also a challenging year for the housing market and for our business.”
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Fannie Mae 2006 10-K
Page Two
The company’s 2006 earnings primarily reflect a decline in net interest income and increased administrative expenses resulting from the company’s restatement and remediation efforts as well as higher operating expenses. Also affecting earnings to a lesser extent was an increase in credit-related expenses resulting from worsening housing markets in parts of the country, particularly in the Midwest.
“Despite the headwinds we faced in the market, in 2006 we were able to meet several important objectives,” Mudd said. “Our single-family credit guaranty business gained momentum and began to retake share. We maintained our strong capital position. And, while our administrative expenses rose in 2006, we expect them to decline in 2007 and 2008 as our efficiency initiatives take hold.”
“Downward pressure on home prices in 2006, particularly in parts of the Midwest, led to an increase in credit losses,” Mudd added. “While our credit loss ratio grew to 2.7 basis points (0.027 percent) of our total credit book, it remained below Fannie Mae’s normal historical range of between 4 and 6 basis points. We will continue to maintain a disciplined approach to pricing and managing credit risk.”
“We made a decision several years ago to step back from the riskier margins of the mortgage market. That decision cost us significant market share at that time, but as the market began to correct, particularly in the latter half of 2006, we began to get some of that market share back.”
Mudd concluded, “So far in 2007, our overall book of business is growing faster than the overall mortgage market, as demand grows for the more traditional products that make up the overwhelming majority of our book. While we do expect our credit loss ratio to increase in 2007 from continuing strain in the housing market, we believe Fannie Mae is well-positioned to weather the turmoil in the mortgage market.”
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Fannie Mae 2006 10-K
Page Three
A detailed discussion of Fannie Mae’s credit risk profile accompanies this release.
“Our 2006 10-K filing is one of the last major hurdles we had to clear in our progress toward becoming a current, SOX-compliant public company,” said Robert T. Blakely, Executive Vice President and Chief Financial Officer. “We are on a solid path to reporting our audited 2007 annual financial results on time.”
Blakely added, “I’ve accomplished what I set out to do when I came to Fannie Mae. I’ve benefited from the strength of the company’s leadership team, the guidance of our Board, and the tremendous depth and talent of our finance team. It has been deeply gratifying to see the determination and commitment of Fannie Mae’s people translate into tangible progress and improvements that will have a lasting positive impact.”
Fannie Mae said that the previously announced transition to a new CFO, Executive Vice President Stephen M. Swad, will become effective as the company turns its attention to the preparation and filing of its 2007 financial statements. Mr. Blakely will continue serving as an Executive Vice President of the company through the end of 2007.
“Bob Blakely and his team have built a strong foundation for Fannie Mae’s financial reporting,” Swad said. “Going forward, we will be building on that foundation, with a focus on continually reviewing and identifying ways to enhance the transparency and utility of our financial disclosures. Our actions will reflect Fannie Mae’s commitment to provide investors with both the GAAP view of our performance and with additional metrics consistent with those that management uses to run our business and assess our performance.”
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Fannie Mae 2006 10-K
Page Four
2006 Consolidated Results
The following discussion of our consolidated results of operations is based on our results for the years ended December 31, 2006, 2005 and 2004. Table 3 presents a condensed summary of our consolidated results of operations for these periods.
Table 3: Condensed Consolidated Results of Operations

				Variance
	For the Year Ended December 31,			2006 vs. 2005		2005 vs. 2004
	2006	2005	2004	$	%	$	%
	(Dollars in millions, except per share amounts)
Net interest income	$6,752	$11,505	$18,081	$(4,753)	(41)%	$(6,576)	(36)%
Guaranty fee income	4,174	3,925	3,715	249	6	210	6
Losses on certain guaranty contracts	(439)	(146)	(111)	(293)	(201)	(35)	(32)
Fee and other income	859	1,526	404	(667)	(44)	1,122	278
Investment losses, net	(683)	(1,334)	(362)	651	49	(972)	(269)
Derivatives fair value losses, net	(1,522)	(4,196)	(12,256)	2,674	64	8,060	66
Debt extinguishment gains (losses), net	201	(68)	(152)	269	396	84	55
Losses from partnership investments	(865)	(849)	(702)	(16)	(2)	(147)	(21)
Administrative expenses	(3,076)	(2,115)	(1,656)	(961)	(45)	(459)	(28)
Credit-related expenses(1)	(783)	(428)	(363)	(355)	(83)	(65)	(18)
Other non-interest expenses	(405)	(249)	(599)	(156)	(63)	350	58

Income before federal income taxes and extraordinary gains (losses)	4,213	7,571	5,999	(3,358)	(44)	1,572	26
Provision for federal income taxes	(166)	(1,277)	(1,024)	1,111	87	(253)	(25)
Extraordinary gains (losses), net of tax effect	12	53	(8)	(41)	(77)	61	763

Net income	$4,059	$6,347	$4,967	$(2,288)	(36)%	$1,380	28%

Diluted earnings per common share	$3.65	$6.01	$4.94	$(2.36)	(39)%	$1.07	22%

(1)	Includes provision for credit losses and foreclosed property expense (income).
Net income was $4.1 billion in 2006, compared with $6.3 billion in 2005. The key drivers affecting earnings were:
Net interest income declined by $4.8 billion, to $6.8 billion, in 2006, driven by a lower average portfolio balance and a decline in the spread between the average yield on our interest-earning assets and our borrowing costs.
Administrative expenses increased $961 million to $3.1 billion in 2006, primarily due to costs associated with our efforts to return to timely financial reporting. In addition, we experienced an increase in our ongoing daily operations costs during 2006 due to an increase in our hiring efforts and staffing levels, as we redesigned our organizational structure to enhance our risk governance framework and strengthen our internal controls.
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Fannie Mae 2006 10-K
Page Five
Net derivatives fair value losses fell by $2.7 billion, to $1.5 billion, in 2006, largely attributable to rising interest rates increasing the aggregate fair value of the company’s interest rate swaps and reducing contractual interest settlements.
Guaranty fee income increased by approximately $249 million to $4.2 billion in 2006, primarily due to an increase in average outstanding Fannie Mae MBS and other guarantees.
Credit-related expenses increased $355 million to $783 million in 2006, due to an increase in the provision for credit losses and an increase in foreclosed property expense. The provision for credit losses increased by $148 million in 2006, principally reflecting a trend of higher charge-offs that began in the second half of 2006. Foreclosed property expense increased to $194 million in 2006 (compared with income of $13 million in 2005). These increases in credit-related expenses resulted from the significant slowdown in home price appreciation in 2006, as well as continued economic weakness in the Midwest, which led to higher default rates, as well as an increase in losses on foreclosed properties.
Other non-interest expenses increased by $156 million to $405 million in 2006, largely attributable to higher credit enhancement expense, due in part to the company’s acquisition of insurance coverage related to our increased purchase of non-traditional mortgage products that we believe may present higher credit risk, such as Alt-A and subprime loans.
Fee and other income decreased by $667 million to $859 million in 2006, primarily due to foreign currency exchange losses of $230 million, as compared with gains of $625 million in 2005. Currency-related losses were mostly offset by mark-to-market gains in currency swaps, which are recognized in our income statements as a component of “Derivatives fair value gains (losses), net.”
Net investment losses decreased by $651 million to $683 million in 2006, primarily due to unrealized gains of $8 million on trading securities, as compared with unrealized losses of $415 million in 2005, and lower impairment losses of $853 million in 2006, as compared with $1.2 billion in 2005.
2006 Stockholders’ Equity and Core Capital
Stockholders’ equity increased from $39.3 billion at year-end 2005 to $41.5 billion at year-end 2006, principally driven by net income, offset partially by the payment of $1.7 billion in dividends to common and preferred stockholders.
Fannie Mae’s core capital at year-end 2006 grew slightly to $42.0 billion, $3.8 billion above the 30 percent capital surplus required by our regulator.
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Fannie Mae 2006 10-K
Page Six
2006 Fair Value of Net Assets (Non-GAAP)
Because Fannie Mae’s assets and liabilities consist predominately of financial instruments, the company routinely uses fair value measures to make investment decisions and to measure, monitor and manage risk. The company’s consolidated fair value balance sheets (found in Annex 1 of this press release) include the following non-GAAP financial measures: the estimated fair value of other assets and total assets; the estimated fair value of other liabilities and total liabilities; and the estimated fair value of net assets (net of tax effect).
Fannie Mae’s estimated fair value of net assets (net of tax effect), a non-GAAP measure, increased to $42.9 billion as of December 31, 2006, compared with $42.2 billion as of year-end 2005. This increase is after a reduction of $1.5 billion from capital transactions in 2006. The estimated fair value of net assets at December 31, 2006 and December 31, 2005 included increases in the estimated fair value of net assets, excluding capital transactions, of approximately $2.2 billion and $3.5 billion, respectively.
Business Segment Results
Fannie Mae’s business is organized into three complementary business segments:
•	The Single-Family Credit Guaranty business works with lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for our portfolio.

▪	The Housing and Community Development (HCD) business works with lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our portfolio.
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Fannie Mae 2006 10-K
Page Seven
Our HCD business also helps to expand the supply of affordable housing by investing in rental and for-sale housing projects, including rental housing that is eligible for federal low-income housing tax credits.

•	The Capital Markets group manages the company’s investment activity in mortgage loans and mortgage-related securities, and has responsibility for managing the company’s assets and liabilities and the company’s liquidity and capital positions.
Table 11: Business Segment Summary Financial Information

	For the Year Ended December 31,
	2006	2005	2004
	(Dollars in millions)
Net Revenue:(1)
Single-Family Credit Guaranty	$6,073	$5,585	$5,007
Housing and Community Development	510	607	527
Capital Markets	5,202	10,764	16,666

Total	$11,785	$16,956	$22,200

Net income:
Single-Family Credit Guaranty	$2,044	$2,623	$2,396
Housing and Community Development	338	503	425
Capital Markets	1,677	3,221	2,146

Total	$4,059	$6,347	$4,967

	As of December 31,
	2006	2005
Total assets:
Single-Family Credit Guaranty	$15,777	$14,450
Housing and Community Development	14,100	12,075
Capital Markets	814,059	807,643

Total	$843,936	$834,168

(1)	Includes net interest income, guaranty fee income, and fee and other income.
Single-Family Credit Guaranty:
Single-Family net income for 2006 was $2.0 billion, down from $2.6 billion in 2005, reflecting a $488 million increase in net revenue that was more than offset by a $308 million increase in losses on certain single-family guaranty contracts, a $553 million increase in administrative expenses, a $123 million increase in the provision for credit losses and an increase of $218 million of foreclosed property expense.
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Fannie Mae 2006 10-K
Page Eight
The single-family book of business grew at a rate of 7.2 percent. This growth rate — somewhat slower than the overall market — reflects the company’s strategic decision to limit participation in certain non-traditional segments of the market when management concluded that pricing did not adequately reflect underlying risks in assets made available for securitization.
Single-family guaranty fee income increased by approximately 6 percent, due to a 4 percent increase in the average Single-Family mortgage credit book of business and an increase in the average effective guaranty fee rate on the Single-Family book.
Losses on guaranty contracts were $439 million in 2006, compared with $146 million in 2005. This increase was driven primarily by the slowdown in home price appreciation in 2006, which led us to increase our expectation of modeled credit losses on some of our guaranty pools. In addition, mortgage financing to targeted populations and geographic areas, as part of our efforts to meet our affordable housing goals in 2006, contributed to the increase in losses on guaranty contracts.
Fannie Mae’s market share of Single-Family mortgage-related securities issuance increased in each consecutive quarter of 2006, with a 4th quarter market share of 24.7 percent.
The single-family credit loss ratio, while remaining low, increased to 2.8 basis points, or 0.028 percent, of the total single-family credit book, from about 1.9 basis points in 2005.
Housing and Community Development:
HCD net income decreased by $165 million to $338 million in 2006, resulting from an increase in administrative expenses and credit enhancement expense and a decline in net revenues, which were partially offset by investment tax credits as HCD increased its investment activity.
HCD guaranty fee income remained essentially unchanged in 2006 from 2005.
Losses from partnership investments were $865 million in 2006, a slight increase compared to 2005 as HCD increased its investment activity. These losses were more than offset by Low Income Housing Tax Credit (LIHTC) tax benefits, a primary driver in reducing the company’s 2006 effective corporate tax rate of approximately 4 percent.
LIHTC investments increased to $8.8 billion in 2006, compared with $7.7 billion in 2005. LIHTC is the largest investment activity for HCD.
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Fannie Mae 2006 10-K
Page Nine
Capital Markets:
Capital Markets net income declined to $1.7 billion in 2006, from $3.2 billion in 2005, primarily due to a substantial decrease in net interest income, which was partially offset by a drop in derivatives fair value losses, lower impairment expense and lower income tax expense.
Net interest income was $6.2 billion, compared with $10.9 billion in 2005, driven by a decline in our average portfolio balances as well as substantial compression of the spread between interest earned on our assets and interest expense on our debt.
Derivatives fair value losses were $1.5 billion in 2006, a decline of 64 percent, primarily due to the overall rise in interest rates in 2006, which resulted in an increase in the fair value of our derivatives. In particular, the aggregate fair value of our interest rate swaps increased and we experienced a significant reduction in the net contractual interest expense recognized on our interest rate swaps.
2007 Outlook
Industry trends that Fannie Mae believes will have a continued effect on 2007 financial results include the decline in the growth of mortgage debt outstanding, the national decline in average home prices, increasing mortgage interest rates and the disruption of liquidity in the mortgage market. These factors have led to an increase in the inventory of unsold homes, which has contributed to slower home sales and reduced sale prices following a borrower default on a mortgage loan. More specifically, Fannie Mae believes the following:
•	Its book of business growth will exceed the growth of U.S. residential mortgage debt outstanding as borrowers refinance into the longer-term fixed-rate mortgage loans that represent the substantial majority of the company’s mortgage credit book of business.

•	A lower volume of interest-earning assets and further increases in the cost of Fannie Mae’s debt are expected to result in a continued decline in net interest income in 2007, although at a slower rate of decline than in 2006.
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Fannie Mae 2006 10-K
Page Ten
•	We anticipate that the losses we incur at inception of guaranty contracts will more than double in 2007 compared to 2006, primarily as a result of the decline in home prices as well as continued investment in loans that support the company’s housing goals.

•	Our credit loss ratio is expected to increase in 2007 to what we believe is Fannie Mae’s normal historical range of 4 to 6 basis points of our total credit book, although it may move outside that range depending on market factors and the risk profile of our mortgage credit book of business. Market factors that we believe will have a significant effect on our credit loss ratio primarily include lack of job stability or growth, declines in home prices and increases in interest rates.
Conclusion
“Though the housing market continues to cool in 2007 and the credit environment remains challenging, I believe Fannie Mae is well situated for the future,” Mudd said. “Strategic decisions we made in the past several years — particularly with respect to our discipline in the non-traditional parts of the mortgage finance market — have positioned us to do well as the housing market stabilizes. Our remediation and the cost-intensive work of returning to timely filing are nearly complete, which will free up significant resources and management time to deliver mission goals, business results and shareholder returns.”
Conference Call
Fannie Mae will host a conference call for the investment community this afternoon at 1:00 p.m. Eastern Time. Mary Lou Christy, Senior Vice President, Investor Relations, will host the call. Daniel H. Mudd, President and Chief Executive Officer, Robert Blakely, Chief Financial Officer, Enrico Dallavecchia, Chief Risk Officer, and Steve Swad, Chief Financial Officer Designate, will address investors and analysts and will be available for a question and answer session along with other members of senior management.
The dial-in number for the call is 1-800-553-0351, and for international callers, 612-332-0923. The confirmation code is 883169.
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Fannie Mae 2006 10-K
Page Eleven
Please dial in 5 to 10 minutes prior to the start of the call. The conference call will also be web cast at www.fanniemae.com and will be available for 30 days after the call.
# # #
Certain statements in this press release, including those relating to our future performance, including our income, credit losses, administrative expenses and other losses; our current view of industry trends and our expectations for our industry; our future plans, and our future business activities, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, Fannie Mae’s future operations and its actual performance may differ materially from what is indicated in any forward-looking statements. Additional information that could cause actual results to differ materially from these statements are detailed in Fannie Mae’s annual report on SEC Form 10-K for the year ended December 31, 2006, including the “Risk Factors” section, and in its reports on SEC Form 8-K.
Any security holder may receive a copy of Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2006 free of charge, by sending a request to: Fannie Mae, Investor Relations, 3900 Wisconsin Avenue N.W., Washington, DC 20016. The 10-K, and all other Fannie Mae forms filed with the SEC, can also be obtained on the company’s web site at www.fanniemae.com/ir/sec/.

ANNEX 1
FANNIE MAE

Consolidated Statements of Income
(Dollars and shares in millions, except per share amounts)

	For the Year Ended
	December 31,
	2006	2005	2004

Interest income:
Investments in securities	$22,823	$24,156	$26,428
Mortgage loans	20,804	20,688	21,390

Total interest income	43,627	44,844	47,818

Interest expense:
Short-term debt	7,736	6,562	4,399
Long-term debt	29,139	26,777	25,338

Total interest expense	36,875	33,339	29,737

Net interest income	6,752	11,505	18,081

Guaranty fee income (includes imputed interest of $1,081, $803 and $833 for 2006, 2005 and 2004, respectively)	4,174	3,925	3,715
Losses on certain guaranty contracts	(439)	(146)	(111)
Investment losses, net	(683)	(1,334)	(362)
Derivatives fair value losses, net	(1,522)	(4,196)	(12,256)
Debt extinguishment gains (losses), net	201	(68)	(152)
Losses from partnership investments	(865)	(849)	(702)
Fee and other income	859	1,526	404

Non-interest income (loss)	1,725	(1,142)	(9,464)

Administrative expenses:
Salaries and employee benefits	1,219	959	892
Professional services	1,393	792	435
Occupancy expenses	263	221	185
Other administrative expenses	201	143	144

Total administrative expenses	3,076	2,115	1,656
Minority interest in earnings (losses) of consolidated subsidiaries	10	(2)	(8)
Provision for credit losses	589	441	352
Foreclosed property expense (income)	194	(13)	11
Other expenses	395	251	607

Total expenses	4,264	2,792	2,618

Income before federal income taxes and extraordinary gains (losses)	4,213	7,571	5,999
Provision for federal income taxes	166	1,277	1,024

Income before extraordinary gains (losses)	4,047	6,294	4,975
Extraordinary gains (losses), net of tax effect	12	53	(8)

Net income	$4,059	$6,347	$4,967

Preferred stock dividends	(511)	(486)	(165)

Net income available to common stockholders	$3,548	$5,861	$4,802

Basic earnings (loss) per share:
Earnings before extraordinary gains (losses)	$3.64	$5.99	$4.96
Extraordinary gains (losses), net of tax effect	0.01	0.05	(0.01)

Basic earnings per share	$3.65	$6.04	$4.95

Diluted earnings per share:
Earnings before extraordinary gains (losses)	$3.64	$5.96	$4.94
Extraordinary gains (losses), net of tax effect	0.01	0.05	—

Diluted earnings per share	$3.65	$6.01	$4.94

Cash dividends per common share	$1.18	$1.04	$2.08
Weighted-average common shares outstanding:
Basic	971	970	970
Diluted	972	998	973

See Notes to Consolidated Financial Statements.

FANNIE MAE

Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2006	2005	2004

Cash flows provided by operating activities:
Net income	$4,059	$6,347	$4,967
Reconciliation of net income to net cash provided by operating activities:
Amortization of investment cost basis adjustments	(324)	(56)	1,249
Amortization of debt cost basis adjustments	8,587	7,179	4,908
Provision for credit losses	589	441	352
Valuation losses	707	1,394	433
Debt extinguishment (gains) losses, net	(201)	68	152
Debt foreign currency transaction (gains) losses, net	230	(625)	304
Losses on certain guaranty contracts	439	146	111
Losses from partnership investments	865	849	702
Current and deferred federal income taxes	(609)	79	(1,435)
Extraordinary (gains) losses, net of tax effect	(12)	(53)	8
Derivatives fair value adjustments	561	826	(1,395)
Purchases of loans held for sale	(28,356)	(26,562)	(30,198)
Proceeds from repayments of loans held for sale	606	1,307	2,493
Proceeds from sales of loans held for sale	—	51	66
Net decrease in trading securities, excluding non-cash transfers	47,343	86,637	58,396
Net change in:
Guaranty assets	(278)	(1,143)	(1,812)
Guaranty obligations	(857)	(124)	2,530
Other, net	(1,680)	1,380	(275)

Net cash provided by operating activities	31,669	78,141	41,556
Cash flows (used in) provided by investing activities:
Purchases of available-for-sale securities	(218,620)	(117,826)	(234,081)
Proceeds from maturities of available-for-sale securities	163,863	169,734	196,606
Proceeds from sales of available-for-sale securities	84,348	117,713	18,503
Purchases of loans held for investment	(62,770)	(57,840)	(55,996)
Proceeds from repayments of loans held for investment	70,548	99,943	100,727
Advances to lenders	(47,957)	(69,505)	(53,865)
Net proceeds from disposition of acquired property	2,642	3,725	4,284
Contributions to partnership investments	(2,341)	(1,829)	(1,934)
Proceeds from partnership investments	295	329	208
Net change in federal funds sold and securities purchased under agreements to resell	(3,781)	(5,040)	8,756

Net cash (used in) provided by investing activities	(13,773)	139,404	(16,792)
Cash flows used in financing activities:
Proceeds from issuance of short-term debt	2,196,078	2,578,152	1,925,159
Payments to redeem short-term debt	(2,221,719)	(2,750,912)	(1,965,693)
Proceeds from issuance of long-term debt	179,371	156,336	253,880
Payments to redeem long-term debt	(169,578)	(197,914)	(240,031)
Repurchase of common stock	(3)	—	(523)
Proceeds from issuance of common and preferred stock	22	29	5,162
Payment of cash dividends on common and preferred stock	(1,650)	(1,376)	(2,185)
Net change in federal funds purchased and securities sold under agreements to repurchase	(5)	(1,695)	(1,273)
Excess tax benefits from stock-based compensation	7	—	—

Net cash used in financing activities	(17,477)	(217,380)	(25,504)
Net increase (decrease) in cash and cash equivalents	419	165	(740)
Cash and cash equivalents at beginning of period	2,820	2,655	3,395

Cash and cash equivalents at end of period	$3,239	$2,820	$2,655

Cash paid during the period for:
Interest	$34,488	$32,491	$29,777
Income taxes	768	1,197	2,470
Non-cash activities:
Net transfers between investments in securities and mortgage loans	$13,177	$35,337	$17,750
Transfers from advances to lenders to investments in securities	45,216	69,605	53,705
Net mortgage loans acquired by assuming debt	9,810	18,790	13,372
Net transfers of loans held for sale to loans held for investment	1,961	3,208	15,543
Transfers from mortgage loans to acquired property, net	2,962	3,699	4,307
Issuance of common stock from treasury stock for stock option and benefit plans	89	137	306

See Notes to Consolidated Financial Statements.

FANNIE MAE

Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2006	2005

ASSETS
Cash and cash equivalents (includes cash equivalents pledged as collateral that may be repledged of $215 and $686 as of December 31, 2006 and 2005, respectively)	$3,239	$2,820
Restricted cash	733	755
Federal funds sold and securities purchased under agreements to resell	12,681	8,900
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $11,070 and $14,607 as of December 31, 2006 and 2005, respectively)	11,514	15,110
Available-for-sale, at fair value (includes Fannie Mae MBS of $185,608 and $217,844 as of December 31, 2006 and 2005, respectively)	378,598	390,964

Total investments in securities	390,112	406,074
Mortgage loans:
Loans held for sale, at lower of cost or market	4,868	5,064
Loans held for investment, at amortized cost	379,027	362,781
Allowance for loan losses	(340)	(302)

Total loans held for investment, net of allowance	378,687	362,479

Total mortgage loans	383,555	367,543
Advances to lenders	6,163	4,086
Accrued interest receivable	3,672	3,506
Acquired property, net	2,141	1,771
Derivative assets at fair value	4,931	5,803
Guaranty assets	7,692	6,848
Deferred tax assets	8,505	7,684
Partnership investments	10,571	9,305
Other assets	9,941	9,073

Total assets	$843,936	$834,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$7,847	$6,616
Federal funds purchased and securities sold under agreements to repurchase	700	705
Short-term debt	165,810	173,186
Long-term debt	601,236	590,824
Derivative liabilities at fair value	1,184	1,429
Reserve for guaranty losses (includes $46 and $71 as of December 31, 2006 and 2005, respectively, related to Fannie Mae MBS included in Investments in securities)	519	422
Guaranty obligations (includes $390 and $506 as of December 31, 2006 and 2005, respectively, related to Fannie Mae MBS included in Investments in securities)	11,145	10,016
Partnership liabilities	3,695	3,432
Other liabilities	10,158	8,115

Total liabilities	802,294	794,745

Minority interests in consolidated subsidiaries	136	121
Commitments and contingencies (see Note 20)	—	—
Stockholders’ Equity:
Preferred stock, 200,000,000 shares authorized—132,175,000 shares issued and outstanding as of December 31, 2006 and 2005	9,108	9,108
Common stock, no par value, no maximum authorization—1,129,090,420 shares issued as of December 31, 2006 and 2005; 972,110,681 shares and 970,532,789 shares outstanding as of December 31, 2006 and 2005, respectively	593	593
Additional paid-in capital	1,942	1,913
Retained earnings	37,955	35,555
Accumulated other comprehensive loss	(445)	(131)
Treasury stock, at cost, 156,979,739 shares and 158,557,631 shares as of December 31, 2006 and 2005, respectively	(7,647)	(7,736)

Total stockholders’ equity	41,506	39,302

Total liabilities and stockholders’ equity	$843,936	$834,168

See Notes to Consolidated Financial Statements.

FANNIE MAE

Consolidated Statements of Changes in Stockholders’ Equity
(Dollars and shares in millions, except per share amounts)

							Accumulated
					Additional		Other		Total
	Shares Outstanding		Preferred	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Preferred	Common	Stock	Stock	Capital	Earnings	Income (Loss)(1)	Stock	Equity

Balance as of January 1, 2004	82	970	$4,108	$593	$1,985	$27,923	$5,315	$(7,656)	$32,268
Comprehensive income:
Net income	—	—	—	—	—	4,967	—	—	4,967
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $483)	—	—	—	—	—	—	(897)	—	(897)
Reclassification adjustment for gains included in net income (net of tax of $9)	—	—	—	—	—	—	(17)	—	(17)
Unrealized losses on guaranty assets and guaranty fee buy-ups (net of tax of $4)	—	—	—	—	—	—	(8)	—	(8)
Net cash flow hedging losses (net of tax of $1)	—	—	—	—	—	—	(3)	—	(3)
Minimum pension liability (net of tax of $2)	—	—	—	—	—	—	(3)	—	(3)

Total comprehensive income									4,039
Common stock dividends ($2.08 per share)	—	—	—	—	—	(2,020)	—	—	(2,020)
Preferred stock:
Preferred dividends	—	—	—	—	—	(165)	—	—	(165)
Preferred stock issued	50	—	5,000	—	(75)	—	—	—	4,925
Treasury stock:
Treasury stock acquired	—	(7)	—	—	—	—	—	(523)	(523)
Treasury stock issued for stock options and benefit plans	—	6	—	—	72	—	—	306	378

Balance as of December 31, 2004	132	969	9,108	593	1,982	30,705	4,387	(7,873)	38,902
Comprehensive income:
Net income	—	—	—	—	—	6,347	—	—	6,347
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $2,238)	—	—	—	—	—	—	(4,156)	—	(4,156)
Reclassification adjustment for gains included in net income (net of tax of $233)	—	—	—	—	—	—	(432)	—	(432)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $39)	—	—	—	—	—	—	72	—	72
Net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	(4)	—	(4)
Minimum pension liability (net of tax of $1)	—	—	—	—	—	—	2	—	2

Total comprehensive income									1,829
Common stock dividends ($1.04 per share)	—	—	—	—	—	(1,011)	—	—	(1,011)
Preferred stock dividends	—	—	—	—	—	(486)	—	—	(486)
Treasury stock issued for stock options and benefit plans	—	2	—	—	(69)	—	—	137	68

Balance as of December 31, 2005	132	971	9,108	593	1,913	35,555	(131)	(7,736)	39,302
Comprehensive income:
Net income	—	—	—	—	—	4,059	—	—	4,059
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $73)	—	—	—	—	—	—	(135)	—	(135)
Reclassification adjustment for gains included in net income (net of tax of $77)	—	—	—	—	—	—	(143)	—	(143)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $23)	—	—	—	—	—	—	43	—	43
Net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	(3)	—	(3)
Minimum pension liability (net of tax of $2)	—	—	—	—	—	—	4	—	4

Total comprehensive income									3,825
Adjustment to apply SFAS 158 (net of tax of $55)		—	—	—	—	—	(80)		(80)
Common stock dividends ($1.18 per share)	—	—	—	—	—	(1,148)	—	—	(1,148)
Preferred stock dividends	—	—	—	—	—	(511)	—	—	(511)
Treasury stock issued for stock options and benefit plans	—	1	—	—	29	—	—	89	118

Balance as of December 31, 2006	132	972	$9,108	$593	$1,942	$37,955	$(445)	$(7,647)	$41,506

(1)	Accumulated Other Comprehensive Income (Loss) is comprised of $577 million and $300 million in net unrealized losses on available-for-sale securities, net of tax, and $4.3 billion of net unrealized gains on available-for-sale securities, net of tax, and $132 million, $169 million and $99 million in net unrealized gains on all other components, net of tax, as of December 31, 2006, 2005 and 2004, respectively.

See Notes to Consolidated Financial Statements.

Table 21:  Non-GAAP Supplemental Consolidated Fair Value Balance Sheets(1)

	As of December 31, 2006				As of December 31, 2005
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(2)	Fair Value		Value	Adjustment(2)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$3,972	$—	$3,972	(3)	$3,575	$—	$3,575	(3)
Federal funds sold and securities purchased under agreements to resell	12,681	—	12,681	(3)	8,900	—	8,900	(3)
Trading securities	11,514	—	11,514	(3)	15,110	—	15,110	(3)
Available-for-sale securities	378,598	—	378,598	(3)	390,964	—	390,964	(3)
Mortgage loans:
Mortgage loans held for sale	4,868	(88)	4,780	(3)(4)	5,064	17	5,081	(3)(4)
Mortgage loans held for investment, net of allowance for loan losses	378,687	(2,821)	375,866	(4)	362,479	(1,463)	361,016	(4)
Guaranty assets of mortgage loans held in portfolio	—	3,669	3,669	(4)(5)	—	3,609	3,609	(4)(5)
Guaranty obligations of mortgage loans held in portfolio	—	(2,831)	(2,831	)(4)(5)	—	(2,477)	(2,477	)(4)(5)

Total mortgage loans	383,555	(2,071)	381,484	(3)(4)	367,543	(314)	367,229	(3)(4)
Advances to lenders(6)	6,163	(152)	6,011	(3)	4,086	—	4,086	(3)
Derivative assets at fair value	4,931	—	4,931	(3)	5,803	—	5,803	(3)
Guaranty assets and buy-ups	8,523	3,737	12,260	(3)(5)	7,629	3,077	10,706	(3)(5)

Total financial assets	809,937	1,514	811,451	(3)	803,610	2,763	806,373	(3)
Master servicing assets and credit enhancements	1,624	1,063	2,687	(5)(7)	1,471	861	2,332	(5)(7)
Other assets	32,375	(948)	31,427	(7)	29,087	(1,722)	27,365	(7)

Total assets	$843,936	$1,629	$845,565		$834,168	$1,902	$836,070

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$700	$—	$700	(3)	$705	$—	$705	(3)
Short-term debt	165,810	(63)	165,747	(3)	173,186	(209)	172,977	(3)
Long-term debt	601,236	5,358	606,594	(3)	590,824	5,978	596,802	(3)
Derivative liabilities at fair value	1,184	—	1,184	(3)	1,429	—	1,429	(3)
Guaranty obligations	11,145	(2,960)	8,185	(3)	10,016	(4,848)	5,168	(3)

Total financial liabilities	780,075	2,335	782,410	(3)	776,160	921	777,081	(3)
Other liabilities	22,219	(2,101)	20,118	(8)	18,585	(1,916)	16,669	(8)

Total liabilities	802,294	234	802,528		794,745	(995)	793,750
Minority interests in consolidated subsidiaries	136	—	136		121	—	121
Stockholders’ Equity:
Preferred	9,108	(90)	9,018	(9)	9,108	(330)	8,778	(9)
Common	32,398	1,485	33,883	(10)	30,194	3,227	33,421	(10)

Total stockholders’ equity/non-GAAP fair value of net assets	$41,506	$1,395	$42,901		$39,302	$2,897	$42,199

Total liabilities and stockholders’ equity/non-GAAP fair value of net assets	$843,936	$1,629	$845,565		$834,168	$1,902	$836,070

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Certain prior year amounts have been reclassified to conform with the current year presentation.

(2)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed asset or liability.

(3)	We determined the estimated fair value of these financial instruments in accordance with the fair value guidelines outlined in SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”), as described in “Notes to Consolidated Financial Statements—Note 19, Fair Value of Financial Instruments.” In Note 19, we also disclose the carrying value and estimated fair value of our total financial assets and total financial liabilities as well as discuss the methodologies and assumptions we use in estimating the fair value of our financial instruments.

(4)	We have separately presented the estimated fair value of “Mortgage loans held for sale,” “Mortgage loans held for investment, net of allowance for loan losses,” “Guaranty assets of mortgage loans held in portfolio,” and “Guaranty obligations of mortgage loans held in portfolio.” These combined line items together represent total mortgage loans reported in our GAAP consolidated balance sheets. This presentation provides transparency into the components of the fair value of our mortgage loans associated with our guaranty business activities and the components of our capital markets business activities, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in Note 19, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 19.

(5)	In our GAAP consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guaranties as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” The GAAP carrying value of our guaranty assets reflects only those guaranty arrangements entered into subsequent to our adoption of FIN 45 on January 1, 2003. On a GAAP basis, our guaranty assets totaled $7.7 billion and $6.8 billion as of December 31, 2006 and 2005, respectively. The associated buy-ups totaled $831 million and $781 million as of December 31, 2006 and 2005, respectively. In our non-GAAP consolidated fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The sum of “Guaranty assets of mortgage loans held in portfolio,” “Guaranty obligations of mortgage loans held in portfolio,” “Guaranty assets and buy-ups,” and “Master servicing assets and credit enhancements” together represent the guaranty asset-related components associated with our total mortgage credit book of business for which our Single-Family and HCD guaranty businesses assume the credit risk. The aggregate carrying value and estimated fair value of the guaranty asset-related components associated with our total mortgage credit book of business totaled $10.1 billion and $15.8 billion, respectively, as of December 31, 2006 and $9.1 billion and $14.2 billion, respectively, as of December 31, 2005.

(6)	We previously included “Advances to lenders” in “Other assets.” In 2006, we have disclosed advances to lenders as a separate line item in our GAAP consolidated balance sheets and as a SFAS 107 financial asset. We have reclassified the prior year to conform with the current year presentation.

(7)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following five line items in our GAAP consolidated balance sheets: (i) accrued interest receivable; (ii) acquired property, net; (iii) deferred tax assets; (iv) partnership investments; and (v) other assets. The carrying value of these items in our GAAP consolidated balance sheets together totaled $34.8 billion and $31.3 billion as of December 31, 2006 and 2005, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $831 million and $781 million as of December 31, 2006 and 2005, respectively, from “Other assets” reported in our GAAP consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our SFAS 107 disclosure in Note 19. We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies discussed in Note 19. With the exception of partnership investments and deferred tax assets, the GAAP carrying values of other assets generally approximate fair value. While we have included partnership investments at their carrying value in each of the non-GAAP fair value balance sheets, the fair values of these items are generally different from their GAAP carrying values, potentially materially. For example, our LIHTC partnership investments had a carrying value of $8.8 billion and an estimated fair value of $10.0 billion as of December 31, 2006. We assume that other deferred assets, consisting primarily of prepaid expenses, have no fair value. We adjust the GAAP-basis deferred income taxes for purposes of each of our non-GAAP supplemental consolidated fair value balance sheets to include estimated income taxes on the difference between our non-GAAP supplemental consolidated fair value balance sheets net assets, including deferred taxes from the GAAP consolidated balance sheets, and our GAAP consolidated balance sheets stockholders’ equity. Because our adjusted deferred income taxes are a net asset in each year, the amounts are included in our non-GAAP fair value balance sheets as a component of other assets.

(8)	The line item “Other liabilities” consists of the liabilities presented on the following four line items in our GAAP consolidated balance sheets: (i) accrued interest payable; (ii) reserve for guaranty losses; (iii) partnership liabilities; and (iv) other liabilities. The carrying value of these items in our GAAP consolidated balance sheets together totaled $22.2 billion and $18.6 billion as of December 31, 2006 and 2005, respectively. With the exception of partnership liabilities, the GAAP carrying values of these other liabilities generally approximate fair value. We assume that deferred liabilities, such as deferred debt issuance costs, have no fair value.

(9)	“Preferred stockholders’ equity” is reflected in our non-GAAP fair value balance sheets at the estimated fair value amount.

(10)	The line item “Common stockholders’ equity” consists of the stockholders’ equity components presented on the following five line items in our GAAP consolidated balance sheets: (i) “Common stock;” (ii) “Additional paid-in capital;” (iii) “Retained earnings;” (iv) Accumulated other comprehensive loss and (v) “Treasury stock, at cost.” “Common stockholders’ equity” is reflected in our non-GAAP fair value balance sheets at the estimated fair value amount.

Discussion of Credit Book of Business
1) How would you characterize the quality of your current single-family mortgage credit book of business?
We believe our conventional single-family mortgage credit book has characteristics that reflect our historically disciplined approach to risk management. Our book is highly diversified based on date of origination, geography and product type. Some salient data (as of June 30, 2007) include:
•	Total conventional single-family mortgage credit book of business is $2,338 billion.

•	Average loan amount is $138,736.

•	Geographically diverse, with no region representing greater than 25% of the single-family mortgage credit book of business.

•	Approximately 0.64 percent of the book is seriously delinquent.

•	Weighted average original loan-to-value (LTV) ratio is 71 percent, with 9 percent above 90 percent.

•	Estimated weighted average mark-to-market LTV ratio is 57 percent, with 4 percent above 90 percent. Less than 1 percent of our book has a mark-to-market LTV ratio greater than 100 percent. Mark-to-market LTV reflects changes in the value of the property and amortization of the principal balance subsequent to origination.

•	Weighted average FICO score of borrowers is 722, with 5 percent below 620 FICO score.

•	Fixed rate loans total 88 percent of the book; adjustable rate loans total 12 percent.

•	Loans to owner-occupants make up 90 percent of our book; the balance is investor and second home properties.

•	Second lien mortgages are 0.1 percent of the book.

•	Credit enhancement exists on 20 percent of the book.
2) How would you characterize your exposure to Alt-A loans?
As of June 30, 2007, we have purchased or guaranteed approximately $310 billion of Alt-A loans, or 12 percent of our single-family mortgage credit book of business, where Alt-A loans are defined as loans that lenders, when delivering mortgage loans to us, have classified as Alt-A based on the reduced documentation requirements or other product features of these loans. We usually guarantee Alt-A loans from our traditional lenders that generally specialize in originating prime mortgage loans. Alt-A loans originated by these lenders typically follow an origination path similar to that used for their prime origination process. In addition, Alt-A loans we guaranty must comply with our guidelines and the terms of our seller-servicer agreements. Accordingly, we believe that our guaranteed Alt-A loans have more favorable credit characteristics than the overall market of Alt-A loans, based on the following data for Alt-A loans in our single-family mortgage credit book of business (as of June 30, 2007):
•	Average loan amount is $172,545.

•	Adjustable rate loans represent 33% of the book.

•	High FICO scores – 720 weighted average; 1 percent has a FICO score of less than 620.

•	Approximately 39 percent of the loans have credit enhancement.

•	Low exposure to loans with high LTV ratios – 5 percent of our Alt-A loans have original LTV ratios greater than 90 percent.

•	Estimated weighted average mark-to-market LTV is 64 percent.

•	Approximately 1.01 percent of the Alt-A book is seriously delinquent.

•	Guaranty fees on Alt-A loans are generally higher than our average guaranty fee to compensate us for the increased risk associated with this product. Our Alt-A loans are currently performing consistent with expectations used in establishing our guaranty pricing.
Note: Data as of June 30, 2007 unless otherwise noted

Approximately 1% of our single-family mortgage credit book of business consisted of private-label mortgage-related securities backed by Alt-A mortgage loans, including resecuritizations, as of June 30, 2007. On our balance sheet as of June 30, 2007, we have $34.5 billion of private-label securities backed by Alt-A loans. As of June 30, 2007:
•	100 percent of these securities are rated AAA, and, as of August 15, 2007, none had been the subject of a credit ratings downgrade, and none had been placed on negative watch by the ratings agencies.
•	Weighted average subordination on these securities is 20 percent, with a range of 4 percent to 100 percent.
•	We remain comfortable with our credit exposure given this level of subordination.
3) How would you characterize your exposure to subprime loans?
Subprime loans (which are generally defined as loans made to borrowers with a riskier credit profile than that of a prime borrower) represent a small percentage of our single-family mortgage credit book. Subprime loans that we acquire are generally originated by lenders specializing in this type of business, using processes unique to subprime loans. In reporting our subprime exposure, we have classified mortgage loans as subprime if the mortgage loans are originated by one of these specialty lenders or, for the original or resecuritized private-label mortgage-related securities that we hold in our portfolio, if the securities were labeled as subprime when sold.
Our acquisition of subprime loans has increased in recent years, but remains a very small percentage of our single-family mortgage credit book. We have reduced our exposure to credit losses through the purchase of credit enhancement. We have also invested in highly rated private-label securities backed by subprime mortgage loans — primarily the highest rated tranches of these securities at the time of acquisition.
Our single-family mortgage credit book of business has approximately $5.1 billion, or 0.2%, of subprime mortgage loans or structured MBS backed by subprime mortgage loans as of June 30, 2007. We believe that the subprime loans in our single-family mortgage credit book of business have more favorable credit characteristics than the overall market of subprime loans based on the following data (based on subprime loans in our single-family mortgage credit book of business as of June 30, 2007):
•	Our subprime loans are generally credit enhanced – 88 percent carry credit enhancement.
•	We have relatively low exposure to high-LTV ratio loans within this segment – weighted average original LTV ratio of 79 percent, with 8 percent above 90 percent.
•	Over 60 percent of our subprime loans are fixed rate.
•	Weighted average FICO score of 626, with 46 percent below 620 FICO score.
•	Current serious delinquency rate is 4.80 percent reflecting the credit quality of the loans and the age of book.
In addition, approximately 2% of our single-family mortgage credit book of business consists of private-label mortgage-related securities backed by subprime mortgage loans, including resecuritizations, as of June 30, 2007. On our balance sheet as of June 30, 2007, we have $47.2 billion of private-label securities backed by subprime loans. As of June 30, 2007:
•	Over 99 percent of these securities were rated AAA, and as of August 15, 2007, none had been the subject of a credit rating downgrade, and none had been placed on negative watch by the ratings agencies.
•	Weighted average subordination on these AAA securities is 32 percent, with a range of 13 percent to 100 percent.
•	We remain comfortable with our credit exposure given the level of subordination we have in place for these securities.
•	In addition, the AAA securities we hold have a shorter average life than the AAA contingent of the ABX index, so the prices of these securities are relatively less sensitive to yield spreads.
Note: Data as of June 30, 2007 unless otherwise noted

4) Aside from your traditional core business, subprime and Alt-A, are there other segments/product features in your book of business that could be viewed as particularly sensitive to further declines in home prices and/or further regional weakness in employment? What is Fannie Mae doing to mitigate risk in these segments?
Certain product features and loan attributes are often associated with a greater degree of credit risk. For example, loans with low FICO scores, high LTV ratios, and negative amortization typically contribute to higher levels of delinquency, default and credit losses. We have taken a disciplined approach in our acquisition of mortgage loans with these features and generally limit our participation in these segments to where we are able to appropriately price for the risks.
Low FICO Score (as of June 30, 2007):
•	5 percent of our conventional single-family mortgage credit book of business has a FICO score of less than 620.

•	Average loan amount is $122,216.

•	37 percent of these loans are credit enhanced.

•	Estimated weighted average mark-to-market LTV ratio is 64 percent.

•	92 percent of these loans are fixed rate.
High LTV Ratio (as of June 30, 2007):
•	9 percent of our conventional single-family mortgage credit book of business has an original LTV ratio greater than 90 percent.

•	Average loan amount is $124,886.

•	These loans carry credit enhancement at acquisition. 91 percent currently carry credit enhancement.

•	While these loans had an original LTV ratio of greater than 90 percent, the estimated weighted average mark-to-market LTV ratio is 83 percent.

•	93 percent of these loans are fixed rate.
Low FICO Score Combined with High LTV Ratio (as of June 30, 2007):
•	1 percent of our conventional single-family mortgage credit book of business has an original LTV ratio of greater than 90 percent and a FICO score of less than 620.

•	Average loan amount is $113,041.

•	These loans carry credit enhancement at acquisition. 94 percent currently carry credit enhancement.

•	Estimated weighted average mark-to-market LTV ratio is 87 percent.

•	96 percent of these loans are fixed rate.
Note: a substantial percentage of our mortgages with LTV ratios of greater than 90 percent and FICO score of less than 620 are comprised of Fannie Mae’s specific products designed to facilitate achievement of our HUD housing goals. Many of these loans carry some or all of the following mitigating factors:
o	Majority are underwritten through Desktop Underwriter

o	Primarily full documentation

o	Primarily fixed rate loans with no prepayment penalties

o	Credit enhancement on loans with an acquisition LTV ratio of greater than 80 percent

o	Generally have guaranty fees greater than our average guaranty fee rate to compensate us for the incremental risks
Note that many loans acquired by Fannie Mae outside of these special programs also contribute towards our HUD affordable housing goals.
Note: Data as of June 30, 2007 unless otherwise noted

o	Negative-amortizing (as of June 30, 2007):
•	1 percent of our conventional single-family mortgage credit book of business has a negative amortization feature, where the borrower has the option to make a minimum payment that has the effect of increasing the unpaid principal balance of the loan.

•	Average loan amount is $156,692.

•	78 percent of these loans are credit enhanced, with a significant percentage having full recourse back to the lender.

•	The estimated weighted average mark-to-market LTV ratio is 58 percent.

•	100 percent of these loans are adjustable rate.
5) What drove the increase in your credit losses?
The largest current driver of our credit losses is poor economic and housing market conditions in the Midwest. Loss severity, the amount of the loss once a loan goes into default, has increased significantly in states with weak economic conditions, minimal home price appreciation over the past five years, and recent declines in home prices. This loss severity is concentrated primarily in Indiana, Michigan, and Ohio.
6) What is your near-term outlook for credit losses?
We anticipate a significant increase in our credit losses beginning in 2007 compared to the low levels of credit losses that we have experienced during the past few years. We expect that our credit loss ratio will increase in 2007 to what we believe is our more normal historical range of between 4 and 6 basis points, although it may move outside that range in certain periods depending on market factors and the risk profile of our mortgage credit book of business. Market factors that we believe will have a significant effect on our credit losses primarily include lack of job stability or growth, declines in home prices and increases in interest rates.
7) What is your credit exposure assuming a 5 percent immediate drop in home prices?
We estimate that, as of December 31, 2006, our loss sensitivity to an immediate 5 percent decline in home prices is $1.96 billion, after the effect of credit enhancement. This represents the additional expected losses, over the life of existing mortgages, which would result from the one-time home price decline relative to expectations.
8) How is Fannie Mae positioned for the current, more challenging credit environment?
Credit losses will increase as compared to the most recent history. We believe we are well-positioned for the current, more challenging credit environment as a result of our disciplined approach to pricing and risk. We have developed substantial risk mitigation capabilities including a centralized Real Estate Owned (REO) disposition facility in Dallas, the presence of Fannie Mae consultants on-site with our major servicers, and extensive experience structuring workouts.
9) How would you characterize the quality of your multifamily book of business?
The credit characteristics and performance of our multifamily book continue to reflect our disciplined underwriting approach, and the relatively strong market for multifamily properties. Our book is highly diversified, and over 95% of this book is credit enhanced.
Serious delinquency rates have been 11 basis points or lower each month since January 2007. As reported in our 10-K, the credit loss ratio for our multifamily book was 0.5 basis points in 2006.
To date, our 2007 credit performance has been in line with 2006. However, the multifamily real estate sector is beginning to experience the effects of the overall slowdown in the housing market. We expect the vacancy rate for multifamily rental properties in certain markets to increase in 2007 as a result of an
Note: Data as of June 30, 2007 unless otherwise noted

increasing supply of new condominiums reverting to rental units. As a result, we expect our credit losses to rise nominally from the very low levels of the past eighteen months.
Note: Data as of June 30, 2007, unless otherwise noted.
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Certain of the data and estimates contained in this discussion are based upon information that Fannie Mae receives from third-party sources. Although Fannie Mae generally considers this information reliable, it does not guarantee that it is accurate or suitable for any particular purpose. Fannie Mae generally has access to loan-level statistics only on approximately 95 percent of our conventional single-family mortgage credit book of business. In addition, information presented in this supplement may be subject to change as a result of the ongoing preparation and completion of Fannie Mae’s 2007 financial statements.
Statements in this supplement, including statements about our expected future credit losses, expenses, ratios and exposure, as well as the quality of our mortgage credit book of business and its credit characteristics, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, Fannie Mae’s actual performance may differ materially from those indicated in any forward-looking statements. Additional information that could cause actual results to differ materially from these statements are detailed in Fannie Mae’s Annual Report on SEC Form 10-K for the year ended December 31, 2006, including the “Risk Factors” section, and in its reports on SEC Form 8-K.
Note: Data as of June 30, 2007 unless otherwise noted